Change of Independent Auditor

Based on the recommendation
of the Audit Committee of the
Funds, the Board of Trustees
determined not to retain
PricewaterhouseCoopers LLP
(PwC) as the Funds Independent
Auditor, and voted to appoint
Deloitte & Touche LLP as the
Funds Independent Auditor for
the fiscal year ended August
31, 2005 effective November
16, 2004.  During the two most
recent fiscal years and through
November 30, 2004, the date
the Board of Trustees notified
PwC of their decision to not
retain them as the Funds auditor,
PwCs audit reports contained no
adverse opinion or disclaimer
of opinion; nor were their
reports qualified as to
uncertainty, audit scope or
accounting principles.  Further,
there were no disagreements
between the Funds and PwC on
accounting principles, financial
statements disclosure or audit
scope, which, if not resolved
to the satisfaction of PwC,
would have caused them to make
reference to the disagreement
in their reports.